Exhibit 8(g)


                              CITIFUNDS TRUST III


               FORM OF AMENDMENT TO ADMINISTRATIVE SERVICES PLAN


     Pursuant to Section 9 of the Amended and Restated Administrative Services Plan (the "Plan") of CitiFunds Trust III (formerly, Landmark Funds III) (the "Trust"), dated as of August 27, 1985 and amended and restated as of August 19, 1994, and as approved by a majority of the Trustees of the Trust and the Qualified Trustees of the Trust (as defined in the Plan) at a meeting held on November 13, 1998 the Plan is hereby amended as follows:

     Each reference to "Landmark Cash Reserves" in the Plan is amended to read "CitiFunds Cash Reserves."

     The fourth paragraph of the Plan is amended to read as follows:

          WHEREAS, the Shares of CitiFunds Cash Reserves, a series of the Trust, are divided into classes designated Class N, Class A and Class B (together with any classes which may in the future be established, the "Classes"); and

     Paragraph 5 of the Plan is amended to read as follows:

          Notwithstanding paragraphs 3 and 4 hereof, the aggregate of (a) the fee payable from the assets of each Fund (or, in the case of any Fund with Shares divided into Classes, the assets of that Fund represented by each Class of Shares) to the Administrator pursuant to the Administrative Services Agreement; (b) the fees payable from the assets of such Fund (or, in the case of any Fund with Shares divided into Classes, the assets of that Fund represented by each Class of Shares) to the Shareholder Servicing Agents pursuant to the Shareholder Servicing Agreements; and (c) the distribution fees (other than any fee concerning electronic or other media advertising) payable from the assets of such Fund (or, in the case of any Fund with Shares divided into Classes, assets of that Fund represented by Class N Shares) to the Distributor pursuant to the Trust's Amended and Restated Distribution Plan for Funds with Shares that are not divided into Classes and for the Class N Shares of the Funds with Shares that are divided into Classes, may not exceed an amount equal to 0.70% of

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     such Fund's average daily net assets (or, in the case of any Fund with
     Shares divided into Classes, that Fund's average daily net assets represented by each Class of Shares) on an annualized basis for such Fund's then current fiscal year. This limitation with respect to the Class A or Class B Shares of any Fund will be calculated without regard to any fees payable under the Distribution Plan of the Trust for such Shares. Fees payable from a Fund to the Transfer Agent pursuant to paragraph 1 hereof or to Shareholder Servicing Agents pursuant to paragraph 4 hereof may differ with respect to each Class of Shares of any Fund with Shares divided into Classes.

     Paragraph 9 of the Plan is amended to read as follows:

          This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount to be expended from (i) the assets of CitiFunds U.S. Treasury Reserves or
     (ii) the assets of CitiFunds Cash Reserves represented by the Class N Shares of that Fund, for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Shares of CitiFunds U.S. Treasury Reserves or the Class N Shares of CitiFunds Cash Reserves, as the case may be, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time with respect to any Fund or Class of Shares of any Fund by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of such Fund or Class of Shares of such Fund.


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     IN WITNESS WHEREOF, pursuant to authority delegated by the Board of
Trustees of the Trust, the undersigned has executed this Amendment to the Administrative Services Plan this ___ day of _______, 199_.



                                Philip W. Coolidge
                                President,
                                CitiFunds Trust III